Exhibit 99.1

NEWS

For immediate release

Contact:                                               Richard J. Poulton

Vice President, Chief Financial Officer

(630) 227-2075

E-mail address: rpoulton@aarcorp.com

AAR REPORTS RECORD THIRD QUARTER RESULTS

•                  Record quarterly sales of $376.6 million; 39% sales growth

•                  Double-digit sales growth in all four segments

•                  Record quarterly net income of $20.1 million; 32% net income growth

•                  Record quarterly earnings per diluted share of $0.47

•                  Generated $22 million of cash flow from operations

WOOD DALE, ILLINOIS (March 18, 2008) — AAR (NYSE: AIR) today reported fiscal 2008 third quarter net sales of $376.6 million and income from continuing operations of $20.3 million, or $0.47 per diluted share.  Sales grew a robust 39% from $271.0 million in the same period last year, and income from continuing operations increased 31% from $15.5 million in the third quarter of the prior year.  Organic sales growth was 25% in the third quarter.  For the nine months ended February 29, 2008, net sales grew 31% to $993.2 million, and income from continuing operations increased 28% to $53.4 million, or $1.25 per diluted share.

“This was an exceptional quarter as we produced record sales and earnings, completed the acquisition of SUMMA Technology, generated $22 million of cash flow from operations and raised $250 million of new capital through a convertible note offering,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP.  “We continue to see opportunities in the markets we serve, as customers seek ways to operate more efficiently and lower their costs in response to an uncertain operating environment.  We are monitoring economic conditions, including rising fuel costs and tightening credit markets, for both risks and opportunities that may affect our business.”

Strong performance in the third quarter produced the following results in each of the Company’s four operating segments:

Aviation Supply Chain — Sales grew 11.5% to $151.2 million for the quarter.  Gross profit increased 22% to $36.3 million, resulting in a gross profit margin of 24.0%.  Growth in this segment was fueled by steady demand and throughput from investments made in recent quarters.

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

Maintenance, Repair and Overhaul — Sales increased 43% to $74.8 million in the third quarter.  Gross profit increased 53% to $11.1 million, resulting in a gross profit margin of 14.9%.  Strong performance and operational gains have contributed to increased market share.  Subsequent to the end of the third quarter, the Company completed the acquisition of Avborne Heavy Maintenance, Inc.  The acquisition adds 226,000 square feet of modern hangar space at Miami International Airport and 467 aviation maintenance technicians (AMTs), increasing AAR’s hangar space by 22% and bringing the total number of AMTs at AAR to more than 2,000 worldwide.

Structures and Systems — Sales grew 75% to $110.5 million for the quarter, and gross profit increased by 84% to $16.4 million, resulting in a gross profit margin of 14.8%.  While the acquisitions of SUMMA Technology, Inc. and Brown International contributed the majority of the growth, organic growth was an impressive 17% for the quarter as the Company continued to experience strength in its mobility systems business.  On December 3, 2007, the Company completed the acquisition of SUMMA Technology, Inc., a leading provider of high-end sub-systems, precision machining and engineering services that serves defense, general aviation and commercial markets.

Aircraft Sales and Leasing — Operating income, which includes earnings from aircraft joint ventures, increased $3.1 million in the third quarter due principally to the sale of two aircraft from the Company’s wholly-owned portfolio.  During the quarter, the Company’s aircraft position declined by two to 37, with 29 aircraft held in joint ventures and eight in the Company’s wholly-owned portfolio.

Sales to commercial customers increased 30%, and sales to defense customers grew 57%, year-over-year.  For the third quarter, defense sales represented 39% of consolidated sales, up from 34% a year earlier.  Consolidated gross profit margin was 18.7% for the third quarter compared to 17.4% last year.  Selling, general and administrative expenses declined as a percentage of sales to 9.0% from 9.1% in the prior year.  Operating margin was 10.1% in the third quarter versus 9.4% last year.  Net interest expense increased $3.9 million year-over-year principally due to increased average borrowings and lower interest income.  The Company generated $22 million of cash flow from operations during the third quarter.

In February, 2008, the Company raised $250 million in capital through a private placement of convertible notes.  The notes were issued in two tranches, consisting of $137.5 million aggregate principal amount of 1.625% convertible senior notes due 2014 and $112.5 million aggregate principal amount of 2.25% convertible senior notes due 2016.  The Company used $29.6 million of the net proceeds to fund the net cost of convertible note hedge and warrant transactions which are intended to reduce potential dilution to the Company’s common stock upon potential future conversion of the notes.  Additional details are included in earlier press releases.

AAR is a leading provider of products and value-added services to the worldwide aerospace and defense industry.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve aviation and defense customers through four operating segments:

Aviation Supply Chain; Maintenance, Repair and Overhaul; Structures and Systems and Aircraft Sales and Leasing. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 7:30 a.m. CDT on March 19, 2008. The conference call can be accessed by calling 866-802-4355 from inside the U.S. or 703-639-1323 from outside the U.S.  A replay of the call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1212263) from 10:30 a.m. CDT on March 19, 2008 until 11:59 p.m. CDT on March 26, 2008.

# # #

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2007 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations	Three Months Ended		Nine Months Ended
(In thousands except per share data)	February 29/28,		February 29/28,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Sales	$376,626	$270,978	$993,233	$755,492
Cost and expenses:
Cost of sales	306,321	223,703	806,038	619,291
Cost of sales — impairment charges	—	—	—	7,652
Selling, general and administrative	34,007	24,770	95,610	76,509

Gain on sale of product line	—	—	—	5,358
Earnings from aircraft joint ventures	1,668	2,983	4,653	9,785

Operating income	37,966	25,488	96,238	67,183

Gain/(loss) on extinguishment of debt	(627)	—	(627)	2,927

Interest expense	6,322	3,568	15,686	12,970
Interest income and other	184	1,293	1,770	3,932

Income from continuing operations before income taxes	31,201	23,213	81,695	61,072

Income tax expense	10,916	7,694	28,267	19,342

Income from continuing operations	20,285	15,519	53,428	41,730

Discontinued operations:
Operating loss, net of tax	190	258	325	917

Net income	$20,095	$15,261	$53,103	$40,813

Earnings per share - Basic:
Earnings from continuing operations	$0.54	$0.43	$1.44	$1.15
Loss from discontinued operations	—	(0.01)	—	(0.03)
Earnings per share — Basic	$0.54	$0.42	$1.44	$1.12

Earnings per share — Diluted
Earnings from continuing operations	$0.47	$0.37	$1.25	$1.00
Loss from discontinued operations	—	(0.01)	—	(0.02)
Earnings per share — Diluted	$0.47	$0.36	$1.25	$0.98

Share Data:

Average shares outstanding — Basic	37,228	36,534	36,991	36,285
Average shares outstanding — Diluted	43,819	43,496	43,757	43,092

Consolidated Balance Sheet Highlights	February 29, 2008	May 31, 2007
(In thousands except per share data)
	(Unaudited)	(Derived from audited financial statements)
Cash and cash equivalents	$119,157	$83,317
Current assets	803,894	645,721
Current liabilities (excluding debt accounts)	202,051	182,261
Net property, plant and equipment	109,720	88,187
Total assets	1,333,454	1,067,633
Total recourse debt	473,558	284,229
Total non-recourse obligations	52,543	43,627
Stockholders’ equity	564,494	494,243
Book value per share	$14.57	$13.10
Shares outstanding	38,738	37,729

Sales By Business Segment	Three Months Ended February 29/28,		Nine Months Ended February 29/28,
(In thousands - unaudited)
	2008	2007	2008	2007
Aviation Supply Chain	$151,227	$135,687	$438,719	$397,107
Maintenance, Repair & Overhaul	74,765	52,265	206,091	146,337
Structures and Systems	110,452	62,992	266,733	183,872
Aircraft Sales and Leasing	40,182	20,034	81,690	28,176
	$376,626	$270,978	$993,233	$755,492

Gross Profit By Business Segment	Three Months Ended February 29/28,		Nine Months Ended February 29/28,
(In thousands - unaudited)
	2008	2007	2008	2007
Aviation Supply Chain	$36,330	$29,862	$103,264	$82,013
Maintenance, Repair & Overhaul	11,114	7,260	29,075	20,564
Structures and Systems	16,402	8,921	36,307	25,162
Aircraft Sales and Leasing	6,459	1,232	18,549	810
	$70,305	$47,275	$187,195	$128,549

Note:  Gross Profit for the Nine Months Ended February 28, 2007 includes impairment charges of $4.8 million in Aviation Supply Chain and $2.9 million in Aircraft Sales & Leasing.

Diluted Earnings Per Share Calculation	Three Months Ended February 29/28,		Nine Months Ended February 29/28,
(In thousands except per share data)
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net income as reported	$20,095	$15,261	$53,103	$40,813
Add: After-tax interest on convertible debt	466	491	1,449	1,474
Net income for diluted EPS calculation	$20,561	$15,752	$54,552	$42,287

Diluted shares outstanding	43,819	43,496	43,757	43,092

Diluted earnings per share	$0.47	$0.36	$1.25	$0.98

Note:  Pursuant to SEC Regulation G, the Company has included the following reconciliations of financial measures reported on a non-GAAP basis to comparable financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).  The Company believes that the adjusted sales growth for the three months ended February 29, 2008 is more representative of the Company’s and the Structures and Systems segment’s organic sales growth as it excludes sales related to acquisitions.

AAR CORP.	Three Months Ended February 29/28,
(In thousands)
	2008	2007

Sales as reported	$376,626	$270,978
Less: sales from acquisitions	37,760	—
Adjusted sales	$338,866	$270,978

Sales growth as reported	39%

Organic sales growth	25%

Structures and Systems segment	Three Months Ended February 29/28,
(In thousands)
	2008	2007

Sales as reported	$110,452	$62,992
Less: sales from acquisitions	36,542	—
Adjusted sales	$73,910	$62,992

Sales growth as reported	75%

Organic sales growth	17%